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                                                                    EXHIBIT 99.1

NEWSRELEASE                                 (WILLIAMS ENERGY PARTNERS L.P. LOGO)

NYSE: WEG

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DATE:             April 21, 2003

CONTACT:          Susie Hereden                      Paula Farrell
                  Media Relations                    Investor Relations
                  (918) 573-2278                     (918) 573-9233
                  SUSIE.HEREDEN@WILLIAMS.COM         PAULA.FARRELL@WILLIAMS.COM

      WILLIAMS ENERGY PARTNERS ANNOUNCES BUYER OF GENERAL PARTNER INTEREST

         TULSA, Okla. - Williams Energy Partners L.P. (NYSE: WEG) announced today that Williams (NYSE: WMB) has agreed to sell its 54.6 percent interest in WEG to a new entity formed jointly by private equity firms Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P. The transaction is expected to close in May 2003. The acquisition includes 100 percent of the ownership interest of the general partner of WEG, 1.1 million common units, 5.7 million subordinated units and 7.8 million Class B common units representing limited partner interests in WEG.

         "The financial strength and breadth of the commercial relationships of Madison Dearborn and Carlyle/Riverstone will further enhance WEG's ability to make accretive acquisitions," said Don Wellendorf, WEG's chief executive officer. "Our operations, focus on safety and commitment to customer service will not be impacted by the transaction."

         Madison Dearborn Partners, headquartered in Chicago, is one of the most experienced and largest private equity investment firms in the country with approximately $8 billion of assets under management. Madison Dearborn focuses on investments in several specific industries including natural resources, communications, consumer, health care and financial services.

         Carlyle/Riverstone is a joint venture between The Carlyle Group and Riverstone Holdings. Riverstone Holdings is a New York-based energy and power-focused private equity firm with more than $750 million currently under management. The Carlyle Group is a global private equity firm with more than $15.8 billion under management. Carlyle invests in buyouts, venture, real estate, high yield and turnarounds in North America, Europe and Asia.



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PAGE 2/4 WILLIAMS ENERGY PARTNERS ANNOUNCES BUYER OF GENERAL PARTNER INTEREST

         The change in control of the general partner interest also will result in the following:

- Under current agreements between Williams and WEG, Williams bears responsibility for WEG's general and administrative costs over a specified cap, which escalates annually. As a result of the transaction, the agreements with Williams will terminate. The new owners of the general partner will continue to provide G&A services at costs equivalent to the cap during 2003. Beginning in 2004, the cap will escalate at 7 percent annually, which is a higher escalation rate than previous years. The increase in the escalation is expected to increase WEG's cash G&A cost in 2004 by approximately $1.5 million;

- Accounting rules applicable to the organizational structure of the new entity will require the total general and administrative costs of WEG, including costs above the cap amount that will be reimbursed by the general partner, to be recorded as a WEG expense. Under the previous structure, only the G&A costs under the cap, which reflected WEG's actual cash cost, were required to be recorded as a WEG expense. Actual cash G&A costs incurred by WEG will continue to be limited to the G&A cap amount and the amount of the reimbursement for costs above the cap will be recorded as a capital contribution by the general partner. The additional WEG expense of approximately $7 million in 2003 and $10 million in 2004 resulting from this accounting treatment will not impact distributable cash generated per unit or earnings per unit for the limited partners;

- Accounting rules applicable to the new entity also require that a liability for paid-time-off benefits, previously recorded on the books of Williams, be recorded on the books of WEG. As a result, WEG will record a one-time expense of approximately $5 million in the second quarter to establish this liability. This non-cash expense will not impact distributable cash generated per unit;

- WEG will incur one-time cash transition costs of approximately $5 million associated with its separation from Williams. These costs will be funded out of WEG's current cash balance;

- Because the transaction involves a change in ownership of more than 50 percent of the partnership in one year, federal tax laws will require a modification to WEG's 2003 taxable income. For 2003, WEG estimates the amount of taxable income will be approximately 75 percent of the cash distributed. WEG estimates the taxable income for the three-year period of 2004-2006 will average less than 20 percent of cash distributions;


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PAGE 3/4 WILLIAMS ENERGY PARTNERS ANNOUNCES BUYER OF GENERAL PARTNER INTEREST

- After the closing of the transaction, the new owners of the Class B common units plan to request a unitholder vote to allow the Class B units to convert to common units, as is provided in WEG's partnership agreement. The Class B common units were issued to Williams as partial payment for the purchase of the Williams Pipe Line system in 2002. These units are equivalent to common units but do not currently have voting rights. Conversion of the Class B common units will not affect WEG's earnings per unit, cash generation or distributions. Unitholders will receive additional information about this vote in the near future; and

- As a result of the change of control that will occur at closing, approximately 174,000 units issued under the 2001 and 2002 equity-based incentive compensation plans will vest, resulting in a net increase in expense of approximately $1 million for the year. The net increase results from an expense of approximately $2 million in the second quarter offset by a reduction in expenses in the second half of the year of approximately $1 million. Vesting of the units will not impact distributable cash generated per unit.

         WEG plans to release its first-quarter 2003 earnings on Monday, April
28. Management has indicated it remains comfortable with the earnings guidance previously provided for 2003 even after the effect of the items described above.

         WEG will continue to be operated by its current management team and its headquarters will remain in Tulsa, Okla.

         "Riverstone principals have a long history with master limited partnerships, and we look forward to assisting WEG in identifying and financing accretive acquisition opportunities through our extensive energy industry relationships," said Pierre Lapeyre, Jr., managing director of Carlyle/Riverstone. "We believe that WEG's management team and asset base are extremely well-positioned to take advantage of the continued midstream asset rationalization and restructuring that is taking place in the energy sector. We expect organic growth and accretive acquisition opportunities will enable WEG to continue its excellent track record of distribution growth."

         "Madison Dearborn Partners is delighted to be acquiring a substantial interest in an industry leader with an outstanding management group," said Justin S. Huscher, managing director of Madison Dearborn. "We are committed to assisting WEG pursue its acquisition strategy with the goal of growing cash distributions."

         Partnership management will host a conference call with analysts at 10:30 a.m. Eastern. To participate in the conference call, dial (800) 289-0518 and provide code 778493. International callers should dial (913) 981-5532 and provide the same code. A webcast also will be available at www.williamsenergypartners.com/calendar.jsp.

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PAGE 4/4 WILLIAMS ENERGY PARTNERS ANNOUNCES BUYER OF GENERAL PARTNER INTEREST

         Audio replays of the conference call will be available from 3 p.m. Eastern on April 21 through midnight on April 25. To access the replay, dial
(888) 203-1112. International callers should dial (719) 457-0820. The access replay code is 778493. The webcast also will be available for replay at www.williamsenergypartners.com.

ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia.


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Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.